Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2016 SECOND-QUARTER RESULTS

Increases Earnings Per Share by 14%

MONROE, MI., November 17, 2015—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2016 second quarter ended October 24, 2015.

Fiscal 2016 second-quarter highlights for continuing operations:

•                  The company reported earnings per diluted share of $0.41 from continuing operations attributable to La-Z-Boy Incorporated compared with $0.36 in the prior year’s second quarter, an increase of 14%;

•                  Consolidated operating income for the fiscal 2016 second quarter increased 10.6% to $33.4 million, with consolidated operating margin increasing to 8.7% from 8.3% in the fiscal 2015 second quarter;

•                  Operating margin for the upholstery segment was 12.1% compared with 11.0% in last year’s second quarter;

•                  Operating margin for the retail segment was 5.9% compared with 4.4% in last year’s second quarter;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 3.6%; and

•                  The company increased its quarterly dividend 25%.

Sales for the fiscal 2016 second quarter were $382.9 million, up 4.7% compared with the prior year’s second quarter. The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $21.0 million, or $0.41 per diluted share, versus $19.2 million, or $0.36 per diluted share, in last year’s second quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “For the quarter, we improved our overall performance and achieved a consolidated operating margin of 8.7%, driven primarily by efficiencies within our manufacturing facilities and supply chain, as well as strong retail execution. With sales trends accelerating throughout the period, we are pleased to enter the third quarter with momentum. As part of our multi-faceted growth strategy, during the period, we increased the size of our company-owned retail segment with the acquisition of 10 La-Z-Boy Furniture Galleries® stores from independent dealers. Additionally, three new stores were opened across the network as part of our 4-4-5 initiative. Simultaneously, we are working to expand our share of the stationary upholstery market and increase our business through distribution channels beyond the La-Z-Boy Furniture Galleries® store network. We are confident our growth initiatives coupled with a continued focus on driving efficiencies throughout our operations will deliver improved performance across the entire enterprise.”

Wholesale Segments

For the fiscal 2016 second quarter, sales in the company’s upholstery segment increased 2.9% to $305.8 million versus the prior year’s second quarter. In the casegoods segment, sales for the fiscal 2016 second quarter were $28.2 million, down 2.3% from last year’s second quarter.

Darrow commented, “We are beginning to see the benefits of the new ERP system in our La-Z-Boy branded facilities which helped us achieve a 12.1% operating margin in our upholstery segment. During the period, our performance was also fueled by efficiencies in our supply chain and solid sales and operating margin performance from England, Inc., our sister upholstery company. At the recent High Point Furniture Market, we expanded our Urban Attitudes collection and also offered power in several new styles. The Urban Attitudes collection and the power option have been strong performers over the past year.”

Darrow added, “Earlier this month, we launched our new web-site and eCommerce platform, which is designed to provide our consumers a best-in-class digital experience while driving more traffic to our site. In addition to offering a wealth of information to make both the on-line and in-store shopping process easier and faster, the site also provides inspirational design ideas, solutions and tools. While we believe most people still ultimately prefer a retail store experience so they are able to touch and feel the furniture and view our wide array of fabrics and leathers before making a purchase, a significant majority visit our desktop or mobile web-sites before or during their shopping process. It is therefore essential we make it easy for them to find us on-line, research our products and buy through the site if that is what they prefer.”

Darrow continued, “We are making solid progress in our casegoods business, and our performance reflects the many changes made to our operating platform. During the period, the casegoods segment achieved a 9.3% operating margin versus 10.4% in the prior year’s quarter, which included the benefit of a $2.0 million reduction to the LIFO reserve for domestically manufactured inventory. Additionally, in last year’s second quarter, we had sales of $1.2 million of hospitality furniture, which represented approximately 4% of the quarter’s sales in the segment. Hospitality is no longer part of our product offering since we ceased domestic production of casegoods in September 2014. As we move forward, we believe that we will be able to drive growth in the segment through a stronger and more relevant product offering and that the business’s performance will be more consistent as a result of our new operating structure.”

Retail Segment

For the fiscal 2016 second quarter, sales in the company’s retail segment increased 14.1% to $96.5 million versus the prior year’s second quarter. On the core 96 stores included in last year’s comparable quarter, delivered sales for the segment increased 1.3%.

Darrow stated, “We are very pleased with the 5.9% operating margin achieved in the retail segment. As we continue to increase sales volume, we are benefiting from the ability to leverage our fixed-cost structure. For the period, we also increased the gross margin in the segment and enjoyed increases in our in-home design sales and average ticket as well as strong performance of our wide selection of power furniture.”

During the quarter, the company acquired 10 La-Z-Boy Furniture Galleries® stores from independent dealers: two in Wisconsin, two in the Carolinas and six in Ohio. Darrow added, “An integral part of our 4-4-5 strategy is increasing the size of the company-owned retail segment through new and acquired stores so that we benefit from the blended wholesale/retail margin associated with our integrated retail model.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the second quarter of fiscal 2016, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 3.6% versus last year’s second quarter. Same-store written sales for the fiscal 2016 year-to-date period (May through October) were up 4.2%.

For the second quarter, total written sales, which include new and closed stores, increased 6.2% compared with the fiscal 2015 comparable period. At the end of the second quarter, the La-Z-Boy Furniture Galleries® store system was composed of 330 stand-alone stores, with 75 in the new concept design format.

Darrow commented, “During fiscal 2016, we plan to execute more than 30 projects, including new stores, remodels and relocations, resulting in 15 net new stores. We are also beginning to fill the pipeline for fiscal 2017. During the second quarter, the network opened three new stores and remodeled eight. In the third quarter of fiscal 2016, we are planning for seven new stores, four remodels and three closures throughout the network.”

Balance Sheet and Cash Flow

During the quarter, the company generated $20.2 million in cash from operating activities. La-Z-Boy ended the quarter with $74.6 million in cash and cash equivalents, $31.8 million in investments to enhance returns on cash, and $9.0 million in restricted cash. During the quarter, the company invested $19.2 million acquiring 10 La-Z-Boy Furniture Galleries® stores. The company also had $7.4 million in capital expenditures, paid $4.1 million in dividends, and spent $9.3 million purchasing 0.3 million shares of stock in the open market under its existing authorized share purchase program, with remaining authorization to purchase 5.0 million shares.

Dividend

The board of directors increased the company’s regular quarterly dividend to shareholders by 25% to $0.10 per share. The dividend will be paid on December 10, 2015, to shareholders of record as of November 30, 2015.

Business Outlook

Darrow concluded, “We are optimistic about our ability to drive growth in this economic environment based on the strength of our brand, our marketing initiatives and our product offering. We will continue to make strategic investments in the business as we execute our four-pronged growth strategy, which includes the 4-4-5 store build out initiative, the acquisition of independent La-Z-Boy Furniture Galleries® stores, the growth of sales through our multi-channel distribution network and the expansion of our market share in stationary upholstery. We believe the combination of these initiatives will continue to drive improved performance and results.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, November 18, 2015, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet. It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.660.6853 and to international callers at 201.612.7415. Enter Conference ID #13621631.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2015 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 123 of the 330 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 123 stand-alone La-Z-Boy Furniture Galleries® stores and 573 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.